Exhibit 99.2

14375 NW Science Park Drive

Portland, OR 97229

April 30, 2015

CFO Commentary on First Quarter 2015 Financial Results and

Upward-Revised 2015 Financial Outlook

Related Information

Please reference accompanying financial information in the corresponding quarterly earnings release at http://investor.columbia.com/results.cfm.

Conference Call

The company will host a conference call on Thursday, April 30, 2015 at 5:00 p.m. ET to review first quarter results and its upward-revised FY2015 financial outlook. To participate, please dial (877) 407-9205 in the U.S. The call will be webcast live on the Investor Relations section of the company’s website http://investor.columbia.com where it will remain available until April 29, 2016.

(Note: All per-share amounts have been adjusted to reflect the 2-for-1 stock split completed on September 26, 2014.)

Summary

Several significant factors affected the company’s first quarter financial results and financial position compared to first quarter 2014 financial results, including:

•	Expansion and increased productivity of our global direct-to-consumer (DTC) channels;
•	Improved performance of our European wholesale business;
•	Effects of a significantly stronger U.S. dollar against the Euro, Canadian dollar, and Yen;
•	Unfavorable effects of the extremely competitive Korean outdoor market; and
•	Increased operating costs associated with personnel and information technology investments.

In addition, two specific events in 2014 affected the quarter-over-quarter comparisons:

•	Inclusion of financial results from the prAna business, which was acquired on May 30, 2014; and
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Approximately $14.0 million of North American wholesale shipments that were accelerated into the first quarter of 2014 at the request of certain customers in order to mitigate risks associated with the company’s U.S. ERP implementation which began in early April 2014.

These factors are reflected in the financial results reported herein, except where specifically noted otherwise.

First quarter net sales increased 13 percent to a first-quarter record $479.0 million, including incremental prAna brand net sales of $37.1 million and an approximate 4 percentage point negative effect from changes in foreign currency exchange rates.

Gross margin expanded approximately 130 basis points to a record 47.8 percent. Selling, general & administrative (SG&A) expenses increased $23.1 million, or 14 percent, including $12.2 million of incremental prAna operating expenses and purchase accounting amortization.

First quarter 2015 operating income increased 24 percent to a record $44.1 million, representing operating margin of 9.2 percent, compared to operating margin of 8.4 percent in last year’s first quarter.

Net income increased 19 percent to $26.5 million, or $0.37 per diluted share, compared with first quarter 2014 net income of $22.3 million, or $0.32 per diluted share.

Our upward-revised 2015 financial outlook anticipates:

•	high-single-digit percentage increase in net sales, including approximately 4 percentage points of negative effect from changes in currency exchange rates;
•	mid-teen percentage increase in operating income compared with 2014, producing an anticipated operating margin of approximately 10.2 percent; and
•	net income of approximately $154 million to $161 million, or $2.15 to $2.25 per diluted share.

The Upward-Revised 2015 Financial Outlook section beginning on page 5 below contains a more detailed discussion of the factors contributing to this outlook.

First Quarter Financial Results

(All comparisons are between first quarter 2015 and first quarter 2014, unless otherwise noted.)

Net Sales

Consolidated net sales increased 13 percent to a first-quarter record $479.0 million, compared with $424.1 million. Growth in the U.S., Europe/Middle East/Africa (EMEA) region, and Canada offset declines in the Latin America/Asia Pacific (LAAP) region. Changes in foreign currency exchange rates negatively affected consolidated first quarter sales comparisons by approximately 4 percent.

Regions

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U.S. net sales increased $42.6 million, or 18 percent, to $283.8 million, including incremental prAna brand net sales of $30.8 million. Organic U.S. net sales growth of $11.8 million, or 5 percent, was driven by increased DTC net sales. DTC net sales increased as a result of improved productivity in existing stores, the incremental contribution of 21 new stores (including 5 prAna stores), and higher ecommerce sales. The company operated 93 U.S. retail stores (74 outlet, 19 branded, including 5 prAna) and 5 branded ecommerce sites during the first quarter of 2015, compared with 72 stores (64 outlet, 8 branded) and 4 branded ecommerce sites during the same period in 2014. A small decline in organic U.S. wholesale net sales reflected the inclusion in first quarter 2014 net sales of approximately $12.0 million of accelerated shipments of Spring 2014 advance orders to mitigate risks associated with the company’s April 2014 U.S. ERP implementation. Adjusting for those accelerated Spring 2014 shipments, U.S. organic sales growth was approximately 10 percent.

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Net sales in the LAAP region decreased $3.7 million, or 3 percent, to $113.1 million, including a 6 percentage point negative effect from changes in currency exchange rates. Net sales declined more than 20 percent in Korea, reflecting business weakness amid the extremely competitive nature of the outdoor sector in that country. Net sales in Japan and China decreased due to unfavorable changes in currency exchange rates, which more than offset single-digit increases in net sales in local currency. These declines were partially offset by increased net sales to LAAP distributors, reflecting increased advance Spring 2015 orders and a favorable shift in the timing of shipments, in part to mitigate risks associated with the next phase of the company’s ERP implementation, which is scheduled to occur during the second quarter of 2015 for our international distributor businesses.
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Net sales in the EMEA region increased $8.6 million, or 22 percent, to $47.8 million, including $2.0 million of incremental prAna net sales and a 15 percentage point negative effect from changes in currency exchange rates. Net sales increased more than 20 percent in Europe-direct markets, and more than 40 percent in local currency. Net sales to EMEA distributors increased, primarily reflecting increased advance Spring 2015 orders, further amplified by a favorable shift in the timing of shipments.

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Net sales in Canada increased $7.4 million, or 28 percent, to $34.3 million, including $4.0 million of incremental prAna net sales and a 12 percentage point negative effect from changes in currency exchange rates. The sales growth reflected increased wholesale and DTC sales, and was also affected by the inclusion in first quarter 2014 net sales of approximately $2.0 million of accelerated shipments to mitigate risks associated with the company’s April 2014 U.S. ERP implementation. Adjusting for those accelerated Spring 2014 shipments, Canada’s organic sales growth was approximately 22 percent.

Brands

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Columbia brand net sales increased $25.0 million, or 7 percent, to $401.0 million. Increased sales in the U.S., EMEA and Canada were partially offset by lower sales in the LAAP region, due to a decline in Korea and unfavorable changes in currency exchange rates. On a constant-currency basis, Columbia brand net sales increased in every region.

•	prAna contributed $37.1 million of incremental net sales.
•	Sorel brand net sales increased $0.5 million, or 4 percent, to $13.4 million, comprising increased sales in Canada and the EMEA region.
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Mountain Hardwear brand net sales decreased $7.3 million, or 23 percent, to $25.1 million, reflecting decreases in the U.S. wholesale business, primarily due to significantly lower close-out sales, as well as a reduction in full-price sales due to West Coast port disruptions and comparison against pull-forward shipments of Spring 2014 advance orders during last year’s first quarter prior to the company’s ERP implementation. Sales also declined in Korea, the EMEA region and Canada.

Product Categories

•	Global Apparel, Accessories & Equipment net sales increased $45.6 million, or 13 percent, to $399.3 million, primarily due to incremental prAna net sales and increased Columbia brand net sales.
•	Global Footwear net sales increased $9.3 million, or 13 percent, consisting primarily of higher Columbia brand net sales.

Gross Margin

First quarter 2015 gross margins expanded 130 basis points to a record 47.8 percent, primarily reflecting:

•	a more favorable mix of full price and close-out wholesale sales; and
•	improved gross margins within the DTC channel driven by a stronger product assortment, less promotional activity, and a higher proportion of ecommerce sales;

partially offset by:

•	unfavorable foreign currency hedge rates; and
•	a higher proportion of sales to international distributors, which carry lower gross margins than wholesale and direct to consumer channels.

Selling, General and Administrative (SG&A) Expense

First quarter 2015 SG&A expense increased $23.1 million, or 14 percent, to $186.5 million, or 38.9 percent of net sales, compared to 38.5 percent of net sales in last year’s first quarter. Excluding incremental prAna operating expenses, SG&A expense increased 7 percent on organic sales growth of 4 percent.

The $23.1 million increase was primarily the result of:

•	incremental costs associated with prAna;
•	increased expenses related to the company’s expanding DTC operations; and
•	increased personnel, demand creation and information technology expenses,

partially offset by:

•	favorable foreign currency translation.

Operating Income

Operating income increased $8.6 million, or 24 percent, to $44.1 million, compared to operating income of $35.5 million in the first quarter of 2014. Operating margin equaled 9.2 percent of net sales compared with 8.4 percent of net sales in the first quarter of 2014, reflecting 130 basis points of gross margin improvement, partially offset by 40 basis points of SG&A expense deleverage.

Other Non-operating Expense

Other non-operating expense was $2.2 million for the first quarter of 2015 compared to $0.4 million for the first quarter of 2014.  The increase reflects higher net foreign currency exchange losses on non-functional currency transactions and balances, primarily relating to the strengthening of the U.S. dollar against the Canadian dollar and the Swiss franc against the European euro during the first quarter of 2015.

Income Tax Expense

The effective tax rate for the first quarter was 33.6 percent, compared to the 32.6 percent effective tax rate in the first quarter of 2014. The higher effective tax rate primarily reflects a larger proportion of pre-tax income earned in the United States, which generally carries a higher effective tax rate than our international regions.

Net Income

Net income totaled $26.5 million, or $0.37 per diluted share, an increase of $4.2 million, or 19 percent, compared with net income of $22.3 million, or $0.32 per diluted share, in the first quarter of 2014.

Balance Sheet

At March 31, 2015, cash and short-term investments totaled $454.5 million, compared to $567.6 million at the same time last year. At March 31, 2015, approximately 47 percent of cash and short-term investments were held in foreign jurisdictions where a repatriation of those funds to the United States would likely result in a significant tax cost to the company.

Consolidated accounts receivable at March 31, 2015 totaled $251.7 million, a 1 percent increase on a 13 percent sales increase. Consolidated Days Sales Outstanding (DSO) at March 31, 2015 stood at 47 days, a decrease of 6 days compared with March 31, 2014.

Consolidated inventories at March 31, 2015 totaled $363.7 million, including $18.3 million of incremental prAna inventory. Excluding the incremental prAna inventory, consolidated inventories at March 31, 2015 were approximately $55 million, or 19 percent, higher compared to March 31, 2014. The vast majority of inventory growth at March 31, 2015 was concentrated in North America, commensurate with stronger wholesale orders and the company’s expanding direct-to-consumer business. Approximately two-thirds of this growth represented Fall 2015 inventory that was in-transit or on-hand to meet earlier requested delivery of increased Fall 2015 advance wholesale orders, to support our expanded North American direct-to-consumer business, and to compensate for longer transit times resulting from the West Coast port congestion. Looking forward, we expect inventory growth at June 30 to be slightly higher than March 31, due to earlier receipts of Fall 2015 inventory for the same reasons mentioned above, and for inventory growth to return to levels more comparable to anticipated sales growth as we move through the second half of the year.

First Quarter 2015 Cash Flow

Net cash provided by operations in the first quarter of 2015 was $28.7 million, compared to $43.5 million in the first quarter of 2014.

Capital expenditures totaled $15.5 million, compared to $17.8 million in the first quarter of 2014. Capital expenditures in both periods were concentrated in the company’s ongoing global ERP system implementation and related projects, as well as investments in the company’s expanded DTC operations.

The company paid quarterly cash dividends of $10.6 million during the first quarter of 2015 and made no repurchases of common stock. Approximately $243.6 million remains available under the current repurchase authorization.

Upward-Revised 2015 Financial Outlook

Our objective in providing a forward-looking financial outlook is to help investors understand our business and the variables that we consider when planning our business and evaluating our own performance.

All projections related to anticipated future results are forward-looking in nature and may change, perhaps significantly. Our annual net sales are weighted more heavily toward the Fall/Winter season, while operating expenses are more equally distributed throughout the year, resulting in a highly seasonal sales and profitability pattern weighted toward the second half of the fiscal year.

Advance wholesale orders typically drive a significant portion of our annual sales and, as such, are one of several significant factors we use to formulate our full year outlook. However, among many risks inherent in our global business, our projected full year sales and profitability may be materially affected by unfavorable weather patterns and other factors which affect consumer demand and lead to higher-than anticipated order cancellations and lower reorders by our wholesale customers and/or lower-than-projected sales through our DTC channels, particularly during the fourth quarter.

We are facing macro-economic, competitive, and/or geopolitical uncertainty in certain markets, most notably in Russia, Korea, and China, making it more difficult to forecast our sales and profitability in those markets. In addition, the U.S. dollar has strengthened significantly during the past year against the Canadian dollar, Japanese Yen, and Euro.

Taking the above factors into consideration, and assuming macro and market conditions in key markets do not worsen, we expect 2015 net sales and profitability comparisons with 2014 to be driven by the following major factors:

•	net sales growth in the Columbia and Sorel brands across our U.S. and Canadian wholesale channels;
•	continued growth of our brick-and-mortar and e-commerce DTC sales in the U.S. and Canada;
•	difficult economic and/or competitive environments in certain key international markets particularly Russia, Korea, and China;
•	incremental financial results from the prAna business, which was acquired on May 30, 2014; and
•	unfavorable effects of foreign currency exchange rates on gross margin and translation.

Our upward-revised fiscal year 2015 outlook assumes:

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A high single-digit percentage increase in global net sales compared to 2014, (low teen percentage growth on a constant-dollar basis) with the first-half growth rate augmented by incremental prAna sales for the January – May period. This assumption is based on the following expectations:

o	approximately 20 percent growth in U.S. wholesale and DTC channels, driven by organic growth in the Columbia and Sorel brands, plus incremental contributions and growth in the prAna brand;
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high-twenty percent constant-dollar growth in Canada translating into mid-teen percentage growth in U.S. dollars, driven by the Columbia and Sorel brands, plus incremental contributions and growth in the prAna brand;

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low-double-digit percentage declines in the EMEA region, consisting of approximately 20 percent constant-dollar growth in our European-direct markets translating into low-single-digit percentage growth in U.S. dollars, more than offset by reduced orders from our Russian distributor in response to severe currency devaluation and adverse economic conditions in that country; and

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mid-single-digit percentage declines in the LAAP region, consisting of a high-teen percentage constant-dollar decline in Korea translating into a mid-twenties percentage decline in U.S. dollars, high-single-digit percentage constant-dollar growth in Japan translating into a high-single-digit percentage decline in U.S. dollars, low 20-percent growth in our LAAP distributor business, and a low single-digit net sales decline in China due to effects from changes in currency exchange rates.

•	Gross margin expansion of approximately 50 basis points compared with 2014, reflecting:
o	a higher proportion of DTC net sales with a corresponding lower proportion of lower margin distributor net sales; and
o	lower provisions for excess inventory;

partially offset by:

o	unfavorable foreign currency hedge rates.

•	SG&A expense growth comparable to anticipated consolidated net sales growth. The implied increase in projected SG&A expenses of approximately $65 million consists primarily of:
o	increased expenses to support continued global DTC expansion and operations;
o	increased personnel expenses;
o	increased demand creation spending, which is anticipated to increase to approximately 5.4 percent of 2015 net sales compared with 5.2 percent of 2014 net sales;
o	incremental SG&A expenses related to prAna’s operations;
o	increased SG&A expenses within China, primarily associated with transitioning into the JV certain support functions currently provided by our China JV partner; and
o	increased expenses related to ongoing information technology initiatives;

partially offset by:

o	favorable foreign currency exchange translation, resulting from a stronger U.S. dollar.

•	Licensing income comparable to 2014.

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The combination of the above assumptions leads us to anticipate mid-teen percentage growth in operating income, representing operating margin of approximately 10.2 percent, compared with operating income of $198.8 million, and operating margin of 9.5 percent, in 2014.

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An estimated full-year effective tax rate of approximately 29.5 percent. The actual rate could differ based on the geographic mix of pre-tax income, and other discrete events that may occur during the year.

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Net income after non-controlling interest of approximately $154 million to $161 million, or approximately $2.15 to $2.25 per diluted share, compared with net income of $137.2 million, or $1.94 per diluted share, in 2014. This includes our estimate that changes in currency exchange rates will have an unfavorable impact of approximately $(0.14) on full year 2015 earnings per share, comprising lower gross margins within our foreign subsidiaries as a result of increased costs of inventory, and to a lesser degree the translation of net income.

•	2015 capital expenditures of approximately $75 million, comprising investments in DTC business expansion, project-based and maintenance capital, information technology, and corporate facilities.

In addition, the second quarter is the company’s lowest net sales volume quarter. As a result, changes in the timing of shipments and incremental fixed operating costs can have an amplified effect on operating income. Our plans currently anticipate approximately 7.0 to 8.0 percent growth in first-half 2015 operating income, representing operating margin comparable to the 2.5 percent operating margin achieved in the first half of 2014. In addition, we expect a first half 2015 effective tax rate of approximately 36 percent, compared with an effective tax rate of approximately 6 percent in the first half 2014, which included a non-recurring tax benefit of $5.6 million, or $0.08 per diluted share. As a result of the higher anticipated effective tax rate, coupled with approximately $2.0 million of non-operating foreign currency losses incurred in the first quarter of 2015, first half 2015 net income is expected to be between $7.0 million to $10.0 million, or $0.10 to $0.14 per diluted share, compared to first half 2014 net income of $15.9 million, or $0.23 per diluted share.

Our international distributor businesses are scheduled to go live on our ERP system in May 2015, which will bring our North American wholesale business, our international distributor businesses and the majority of our global supply chain operations onto the new platform. The implementation is scheduled to occur after the heaviest shipping period of our spring season and prior to the start of our larger fall wholesale and DTC season. We expect our ERP investments to enable improved supply chain efficiencies and better inventory utilization which will positively impact operating cash flow and gross margins over time.

Dividend

At its regular board meeting on April 24, 2015, the board of directors authorized a regular quarterly dividend of $0.15 per share, payable on June 4, 2015 to shareholders of record on May 21, 2015.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws, including statements regarding anticipated results, net sales and net sales growth, gross margins, operating expenses and leverage, licensing income, operating income, operating margins, earnings per share, tax rates, projected growth in brands and global direct-to-consumer businesses, expected results by region, anticipated seasonality,  planned implementation of our new ERP and related benefits, expectations regarding macro and market conditions, inventory, capital expenditures, foreign currency exchange rates and translation effects, and net income.  Forward-looking statements often use words such as “will,” “anticipate,” “estimate,” “expect,” “should,” and “may” and other words and terms of similar meaning or reference future dates. The company’s expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis; however, each forward-looking statement involves a number of risks and uncertainties, including those set forth in this document, those described in the company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q under the heading “Risk Factors,” and those that have been or may be described in other reports filed by the company, including reports on Form 8-K.  Potential risks and uncertainties that may affect our future revenues, earnings and performance and could cause the actual results of operations or financial condition of the company to differ materially from the anticipated results expressed or implied by forward-looking statements in this document include: our ability to realize the forecasted benefits of the prAna acquisition; labor strikes or work delays at ports, causing disruption to our ability to timely import products; loss of key customer accounts; our ability to effectively implement IT infrastructure and business process initiatives; the effects of unseasonable weather; unfavorable economic conditions generally, the financial health of our customers, and changes in the level of consumer spending and apparel preferences; changes in international, federal or state tax policies and rates; risks inherent in doing business in foreign markets; our ability to attract and retain key employees; higher than expected rates of order cancellations; increased consolidation of our retail customers; our ability to effectively source and deliver our products to customers in a timely manner; unforeseen increases and volatility in the cost of raw materials; our reliance on product innovations; our dependence on independent manufacturers and suppliers and our ability to source finished products and components at competitive prices from them; the effectiveness of our sales and marketing efforts; intense competition in the industry; business disruptions and acts of terrorism, cyberattacks, or military activities around the globe; and our ability to establish and protect our intellectual property.  The company cautions that forward-looking statements are inherently less reliable than historical information.  The company does not undertake any duty to update any of the forward-looking statements after the date of this document to conform them to actual results or to reflect changes in events, circumstances or its expectations.  New factors emerge from time to time and it is not possible for the company to predict or assess the impact of all such factors or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.